EXHIBIT 99.1

January 27, 2020

Randall White

Chairman of the Board

Education Development Corp

5402 S 122nd E Avenue

Tulsa, OK 74146

Dear Randall:

Please let this letter serve as my official resignation from the Educational Development Corporation Board of Directors effective at the end of my term on June 30, 2020.

I am grateful for having had the opportunity to serve on the board of this outstanding organization and I offer my best wishes for its continued success.

Sincerely,

/s/ Betsy Richert